UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2022

NORWOOD FINANCIAL CORP

(Exact name of registrant as specified in its charter)

Pennsylvania	0-28364	23-2828306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Main Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 253-1455

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	NWFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

NORWOOD FINANCIAL CORP

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     Consulting Agreement. On July 1, 2022, Norwood Financial Corp (the “Company”) entered into a Consulting Agreement (the “Agreement”) with Lewis J. Critelli, Chairman of the Board of Directors of the Company (the “Consultant”). As of June 30, 2022, Mr. Critelli retired as an employee of the Company and Wayne Bank, the Company’s wholly-owned subsidiary (the “Bank”). Pursuant to the Agreement, the Company has engaged the Consultant to assist the Company and the Bank in developing and executing business development activities and strategies, including potential expansion of business opportunities for the Company and the Bank. The Consultant shall be available on an as-needed basis upon reasonable prior notice to provide consulting services (“Services”) to the Company as shall be mutually agreed upon between the parties, as set forth in the Agreement.

The Agreement shall be in effect commencing on July 1, 2022, and ending on December 31, 2022 (“Consulting Period”). During the Consulting Period, the Consultant shall be paid a monthly amount equal to: (i) a retainer of $20,000 per calendar month for his Services, plus (ii) an additional payment of $1,500 per calendar month as a stipend to offset the costs of insurance premiums and technology costs applicable to the Consultant (collectively, the “Consulting Fee”). Following the expiration of the Consulting Period, the Consultant shall continue to receive a Consulting Fee consisting solely of the additional payment referenced in (ii) above during the remainder of the “Restricted Period”, as defined below. The Consulting Fee shall be in addition to any compensation that the Consultant is eligible to receive as a director of the Bank and the Company or any retirement benefits to be paid to the Consultant as a former employee of the Bank and the Company.

Either the Company or Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with sixty days prior written notice of such termination (“Termination Date”). In the event of such termination, the Company shall be obligated to pay Consultant any unpaid Consulting Fee for Services previously rendered through the Termination Date. The Consulting Period may be extended by mutual agreement of the parties.

The Consultant has agreed that during the Consulting Period and for a period of one year following the termination of this Agreement (collectively, the “Restricted Period”), the Consultant will not provide services as a consultant, employee or member of the board of directors to any financial services enterprises other than the Bank or the Company with offices in the market areas of the Commonwealth of Pennsylvania within the counties of Lackawanna, Luzerne, Monroe, Pike and Wayne, or within the State of New York within the counties of Delaware, Sullivan, Ontario, Otsego and Yates, or any future market areas of the Bank or the Company (defined as the geographic area within fifty (50) miles of any newly established branch office or loan production office opened during the period of this Agreement), including a savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, wealth management company, mortgage company, credit union, consumer or commercial lending or financing company, or similar type financial institution (including, without limitation, a de novo financial institution in its organizational phase), or any direct or indirect subsidiary or affiliate of such entity (collectively, “Financial Services Company”), whose products or activities compete or would compete in whole or in part with the products or activities of the Company, the Bank or any of their subsidiaries. Further, during the Restricted Period, the Consultant will not, directly or indirectly, either for himself or for any Financial Services Company, (i) induce or attempt to induce any employee of the Company, the Bank or their subsidiaries to leave the employ of the Company, the Bank or their subsidiaries, (ii) in any way interfere with the relationship between the Company, the Bank or their subsidiaries and any employee of the Company, the Bank or their subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, the Bank or their subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company, the Bank or their subsidiaries to cease doing business with the Company, the Bank or their subsidiaries, suggest that such party do business with another Financial Services Company other than the Company, the Bank or their subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company, the Bank or their subsidiaries.

The foregoing summary is qualified in its entirety by reference to the Agreement which is filed herewith as Exhibit 10.1 to this Report, and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are filed herewith:

Number	Description

10.1	Consulting Agreement, dated July 1, 2022, by and between Norwood Financial Corp and Lewis J. Critelli.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORWOOD FINANCIAL CORP

Date: July 5, 2022	By:	/s/ James O. Donnelly
James O. Donnelly
President and Chief Executive Officer (Duly Authorized Representative)